CONFIDENTIAL TREAMTNET HAS BEEN REQUESTED
FOR PORTIONS OF THIS EXHBIT
EXHIBIT 10.23
DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into on March 28, 2002, by and between Roxio Inc., a Delaware corporation (“Roxio”), and Navarre, Inc., a Minnesota corporation (“Distributor”).

IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.           DEFINITIONS

1.1           “Like Distributor” shall mean a distributor that sells the same Products to the same customer base in the Territory.

1.2           “Price List” shall mean the Roxio Distribution Authorized Products and Price List, as amended from time to time by Roxio, prevailing at the time Roxio accepts a Purchase Order from Distributor.

1.3           “Products” shall mean those products and services listed on Exhibit A hereto.  Products may be changed, deleted or added by Roxio, at its sole discretion.  Roxio shall be under no obligation to continue the production of any Product.

1.4           “Purchase Order” shall mean the written purchase orders by which Distributor orders the Products, as more particularly described in Section 4 below.

1.5          “Term” shall mean the term of this Agreement, which shall commence on the Effective Date and continue for one (1) year thereafter, unless earlier terminated under the provisions of Section 14 of this Agreement.  This Agreement shall automatically renew for additional one (1) year periods, unless either party provides notice of termination sixty (60) days prior to the expiration of the then-current term.

1.6           “Territory” shall mean the Territory set forth on Exhibit B.

2.           APPOINTMENT AND AUTHORITY

2.1           Appointment.  Roxio hereby appoints Distributor as Roxio’s non-exclusive distributor for the Products to the Distribution Accounts in the Territory, subject to the terms and conditions contained in this Agreement, and Distributor hereby accepts such appointment.  Distributor shall have the right to license Products from Roxio for distribution to the Distribution Accounts in the Territory, subject to the terms of this Agreement, including but not limited to, the restrictions specified in Section 11.2.  Roxio reserves the right to appoint other distributors and representatives and/or to market Products directly to the Distribution Accounts and in the Territory.

2.2           Independent Contractors.  The parties shall act as independent contractors in the performance of this Agreement, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other; (ii) constitute the parties as partners, joint venturers, co-owners, agents or otherwise as participants in a joint or common undertaking; or (iii) allow Distributor to create or assume any obligation on behalf of Roxio for any purpose whatsoever.  Specifically, without limitation, neither party will enter into any Agreement, contract, or arrangement with any government or government representative or with any person, firm, corporation or other enterprise imposing any legal obligations or liability of any kind whatsoever on the other and, without limiting the generality of the foregoing, neither party will sign the other’s name to any commercial paper, contract or other instrument and will not contract any debt or enter into any Agreement, either expressed or implied, binding the other to the payment of money and/or in any other regard.  All financial obligations associated with Distributor’s business are the sole responsibility of Distributor.  All sales and other agreements between Distributor and its customers are Distributor’s exclusive responsibility and shall have no effect on Distributor’s obligations under this Agreement.

3.           DISTRIBUTOR GENERAL OBLIGATIONS

3.1           Promotion of Products.  Distributor shall, at its own expense, vigorously promote the sale of the Products to all Distribution Accounts, to Distributor’s maximum capacity.

3.2           Market Assistance.  Distributor shall, at it own expense and consistent with the sales policies of Roxio, (i) assist Roxio in assessing customer requirements for the Product, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features; and (ii) submit market research information, as reasonably requested by Roxio, regarding competition and changes in the market in the Territory.

3.3           General Conduct.  Distributor agrees:  (i) to conduct business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of Roxio; (ii) to avoid deception, misleading or unethical practices that are or might be detrimental to Roxio or the public, including but not limited to, disparagement of Roxio or its Products; (iii) not to publish or employ or cooperate in the publication or employment of, any misleading or deceptive advertising material; (iv) to make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of Products that are inconsistent with the literature distributed by Roxio; and (v) not to engage in any acts prohibited by local, state, federal or national law, including antitrust or unfair trade practice laws, which prohibit various forms of predatory, discriminatory or below-cost pricing.

3.4           Export Requirements.  Distributor shall, at its own expense, pay for all export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish to export of the Products purchased by Distributor.  Distributor warrants that it shall comply in all respects with the export and re-export restrictions applicable to the Products, including those set forth in the export license for every Product shipped to Distributor, and shall indemnify Roxio for any losses resulting from Distributor’s noncompliance.

3.5           Reports.  Distributor agrees to prepare and forward to Roxio, reports as may be reasonably requested by Roxio, including, without limitation, monthly reports of inventory on hand, intra-location transfers and sales data relating to the Products.  Within ten (10) days after the close of each month, Distributor shall submit sales data which shall include, without limitation: Distributor shipping location; customer account number; customer name, address, city, state, zip code, phone number; Distributor part number; Roxio part number; quantity of Products sold (either sold or RMA issued); and customer price using cost of goods sold.

3.6           Audit Rights.  Roxio reserves the right to have an authorized Roxio representative, at Roxio’s cost, audit Distributor’s records relating to sales and inventories of Products, including, without limitation, records pertaining to any claims submitted by Distributor for sales and inventories of Products (including claims for price protection, stock rotation, returned products, ship from stock and debit, and other transactions) or otherwise as necessary to verify Distributor’s compliance with this Agreement.  Upon prior written notice, Distributor shall provide access to such records during normal business hours at Distributor’s locations(s).  Distributor agrees to maintain all such records by location for a minimum of three (3) years after the date of the transaction.  If an audit indicates an underpayment of five percent (5%) or more of any amounts due hereunder or other non-monetary noncompliance, Distributor will promptly reimburse Roxio for the reasonable cost of the audit.  Such rights will remain in effect through a period ending one year from the termination of this Agreement.

4.           PURCHASE TERMS

4.1           Purchase Orders.  All orders for Products submitted by Distributor shall be initiated by a written purchase order (“Purchase Order”) in accordance with this Section 4 provided, however, Distributor may place an order verbally, by fax if a confirmational Purchase Order is received by Roxio within five (5) days thereafter.  All orders shall be for at least the Minimum Shipment Quantity as defined in Section 5.4.  No Purchase Order shall be binding until accepted by Roxio in writing.  Roxio shall have no liability to Distributor with respect to Purchase Orders that are not accepted in writing.  Any additional or inconsistent terms in Distributor’s Purchase Order or acknowledgment are considered deleted and of no force or effect.

4.2           Purchase Order Terms.  All Purchase Orders shall state:  (i) the type, model and quantity of the Products ordered, using Roxio part numbers; (ii) the “billable” purchase order number; (iii) the requested delivery date; (iv) the requested location for shipment and (if different) the “bill to” address.  All Purchase Orders must be signed by an authorized purchasing agent of Distributor; provided, however, that absent express instructions from Distributor to the contrary, Roxio shall be entitled to assume that any signed Purchase Orders are duly authorized.  Standard lead-time for Purchase Orders of standard Products initially is four (4) weeks, although Roxio may modify such lead-time from time to time.  Roxio shall use its reasonable commercial efforts to deliver Products as soon as is reasonably practical.

4.3           Change Orders/Cancellations.  Distributor may cancel a Purchase Order or reschedule delivery under a Purchase Order within forty-eight (48) hours of Roxio’s receipt of the Purchase Order.  Outside of this forty-eight hour period, Distributor may only cancel a Purchase Order or reschedule delivery under a Purchase Order fifteen (15) days or more in advance of the scheduled delivery date for such Purchase Order; provided, however, that in the case of rescheduling by the Distributor, the rescheduled date for shipment must be within sixty (60) days of the originally scheduled shipping date.  Roxio reserves the right to request non-cancelable orders for specific circumstances, at Roxio’s sole option.

4.4           Distributor Breach.  Notwithstanding any prior acceptance by Roxio of a Purchase Order, Roxio shall not be obligated to ship Products if Distributor is in breach of this Agreement at the time of the scheduled shipment.

4.5           Delivery.  All Products shall be packed for shipment in Roxio’s standard shipping cartons, marked for shipment to Distributor’s address requested in the Purchase Order, and delivered to Distributor or its carrier EXW (per Incoterms 2000), at Roxio’s shipping dock at the location stated on the Roxio Purchase Order (or if not stated, Roxio’s then-current headquarters in California, USA) Title to Products and risk of loss shall pass to Distributor when such Products leave the applicable Roxio shipping dock in the U.S. Roxio will select the ground shipment carrier and pay ground freight charges.  Drop shipments to Distributor’s customers shall be permitted on a case-by-case basis, with Roxio’s written approval.  If Distributor requests a method of shipment other than ground shipment, Distributor may select the method of shipment, carrier and type of conveyance, at Distributor’s expense (subject to Section 5.4).  Roxio may make partial shipments of Products, which shall be separately invoiced.  Partial shipments shall not affect Distributor’s obligation relating to the balance of the Purchase Order.

4.6           Inspection/Acceptance.  Distributor shall inspect all Products promptly following receipt and, within thirty (30) days following receipt, shall notify the freight forwarder and Roxio of any claim for damages or shortages.  Within thirty (30) days after receipt (the “Inspection Period”), Distributor shall give Roxio notice of any claim that a Product does not conform with Roxio’s published specifications in effect at the time of Distributor’s order.  To reject a Product, Distributor shall notify Roxio in writing or by fax of its rejection and request a Return Material Authorization (“RMA”) number.  Roxio shall issue RMA numbers in accordance with its then current standard procedures.  Within ten (10) days of receipt of the RMA number, Distributor shall return the rejected Product to Roxio (i) in accordance with Roxio’s RMA policies, procedures and instructions; (ii) freight prepaid; and (iii) in its original shipping carton with the RMA number prominently displayed on the outside of the carton.  Roxio reserves the right to refuse to accept any rejected Products that do not bear an RMA number on the outside of the carton or which otherwise do not comply with Roxio’s RMA policies, procedures and instructions.  Any Product not properly rejected by Distributor within the Inspection Period shall be deemed accepted.

5.           DISTRIBUTOR PRICE; PAYMENT

5.1           Price.  Distributor’s purchase price (the “Price”) for each of the Products purchased by Distributor for resale to the Distribution Accounts shall be as set forth in the Price List in effect at the time of Roxio’s acceptance of a Purchase Order from Distributor, except as otherwise set forth in this Section 5.  Prices are stated and shall be paid in United States currency.  Distributor shall be free to establish its selling price for sale of the Products to Distributor’s customers in the Distribution Accounts.

5.2          Price Modifications.  Roxio reserves the right to revise the Price for any Product at any time upon Roxio’s publishing revisions to the Price List and providing written notice to Distributor of such changes.  Such revised Prices shall apply to all Purchase Orders accepted after the date of such revision, except as provided below.

(a)           In the event of a Price increase, Distributor may order any quantity of Products during the thirty (30) day period after Distributor receives notice of change of Price for such Product, for requested delivery within sixty (60) days of the date of notification at the non-revised (lower) Price.  Any Products which are scheduled for delivery more than sixty (60) days from the date of such notification shall be invoiced at the revised (increased) Price.

(b)           In the event of a Price decrease for a Product or if Roxio offers a Product at a lower price to any other Like Distributor, Roxio shall apply such decreased Price to all units of such Product on order but unshipped at the time of notification of such Price decrease.  In addition, for Price decreases on a Product, (i) Distributor shall receive a credit for [***]1 for all such Products which are still in Distributor’s inventory or such products which are in transit to Distributor and were shipped to Distributor within [***] prior to Roxio’s notice of the Price decrease; and (ii) at Distributor’s option, those customers listed in Exhibit C shall receive [***] for all such Products that (a) are still in a customer’s inventory; provided that customer can provide written documentation reasonably acceptable to Roxio that such Products are in customer’s inventory and (b) are in-transit to customer and were shipped to such customer within [***] prior to Roxio’s notice of the Price decrease.  To qualify for an inventory credit, Distributor must, within [***] after the date of such Price decrease, provide Roxio with a written list of all units of such Product for which Distributor claims credit, and Roxio shall have a right of access (during normal business hours) to audit such claims.  Audit and credit verification shall be completed within [***] after Roxio received a written claim from Distributor.  [***]  To quality for any credits under this Section 5.2, Distributor must provide Roxio with a promotion number of UPC code for all units of Product for which Distributor claims credit.

5.3          Taxes.  The Price does not include any federal, state or local taxes, duties or assessments that may be applicable to the sale of the Products, and which taxes, duties or assessments shall be paid by Distributor.  When Roxio has the legal obligation to collect such taxes, duties or assessments, the appropriate amount shall be added to Distributor’s invoice and paid by Distributor, in accordance with the payment terms set forth in Section 5.5 below, unless Distributor provides Roxio with a valid tax exemption certificate authorized by the appropriate taxing authority.

5.4          Delivery Costs.  The Price does not include any insurance or expedited shipping expenses, special packing expenses, or similar charges associated with delivery of the Products to Distributor (the “Delivery Costs”), which shall be paid by Distributor, in accordance with the payment terms, provided that Distributor orders and accepts delivery of the minimum per shipment quantity (the “Minimum Shipment Quantity”) for a Product specified in the Price List or as otherwise specified by Roxio.  Shipments of smaller quantities of a Product requested by Distributor shall be shipped freight collect by Distributor’s designated freight carrier.  Notwithstanding anything else herein, freight charges for ground shipments only shall be paid by Roxio.  If Distributor requests an alternative shipment method, Distributor shall pay the difference between the charges for ground shipment and such alternative shipment method.

1 [***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

5.5          Payment.  Distributor’s credit terms shall be subject to review and approval of Roxio’s credit department from time to time.  Standard terms for payment of Products are as follows:  (i) Distributor will receive a 2% discount off the invoice if Distributor pays such invoice within 20 days from the date of Roxio’s invoice, (ii) Distributor will receive a 1% discount off the invoice if Distributor pays such invoice within 30 days from the date of Roxio’s invoice, and (iii) payment due in full within forty-five (45) days from the date of Roxio’s invoice, all subject to credit approval.  Invoices shall not be dated earlier than the date of shipment.

5.6          Late Payment.  Roxio may impose a late charge on all overdue amounts at a rate equal to the lesser of (i) one and one-half percent (1-1/2%) per month; or (ii) the maximum rate permitted by applicable law, until such amount, and all accrued late charges, is paid in full to Roxio.

6.           INVENTORY

6.1          Inventory.  Subject to any applicable government restrictions and availability of Products to Distributor by Roxio, Distributor shall maintain sufficient on-hand inventory of Roxio’s Products to supply anticipated customer requirements.

6.2          Product Discontinuance.  Roxio reserves the right to obsolete or discontinue any of its Products, upon thirty (30) days advance notice, and Distributor shall have the right to place end-of-life orders for delivery within such thirty (30) day period.  Distributor and those customers listed on Exhibit C may return all inventory of any Products that Roxio discontinues or makes obsolete for the 180 day period following the date on which Roxio provides such notice to Distributor.  Roxio shall have the right to modify its product discontinuance program and notification period in its sole discretion, effective upon written notice to Distributor.

6.3          Quarterly Adjustment.  Within the first forty-five (45) days of each fiscal quarter of every year during the term of this Agreement, slow moving inventory may be returned by Distributor to Roxio for credit against the simultaneous purchase of new Products of equal or greater aggregate value, subject to the following limitations set forth below.  Notwithstanding anything else herein, (i) all purchase orders for such new Products are non-cancellable and must be received by Roxio by the time Roxio issues a return RMA and (ii) all such new Products must be shipped within ninety (90) days of the date of such purchase order.

(a)           Distributor may return up to [***]2 ([***]%) of the amount of the previous [***] purchases by Distributor of all Products; provided, however, that Distributor will notify Roxio in writing if it wishes to discuss the disposition of additional Products and Roxio agree to discuss such disposition within ten (10) days of receiving a request from Distributor.

(b)           Products must be returned in factory-shipped condition in the original and undamaged Roxio -supplied package;

2 [***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

(c)           Distributor must obtain an RMA from Roxio prior to any return and all returns must comply with Roxio’s policies, procedures and instructions;

(d)           All freight charges for returns shall be paid by Distributor; and

(e)           All Products authorized for return shall be subject to inspection by Roxio to confirm that Products meet Roxio’s product and packaging quality standards.

7.           ROXIO OBLIGATIONS

7.1          Promotional and Technical Materials.  Roxio agrees to supply Distributor with its usual sales promotion and advertising material without cost to Distributor, and to support the efforts of Distributor with its usual advertising and other sales promotion efforts.  Roxio agrees to furnish Distributor, without charge, except as may be otherwise agreed upon, reasonable quantities of technical, advertising and selling data and literature concerning the Products, which Roxio may from time to time produce or have available for trade circulation.  All such material (other than that which was distributed to others by Distributor) shall be returned to Roxio in good condition, other than reasonable wear, immediately upon demand by Roxio.

7.2          Cooperative Advertising.

(a)           Roxio shall, to the extent it deems necessary and reasonable, (and consistent with its policies in effect) support Distributor in its efforts regarding the supply of advertising material (and equipment and personnel when possible) for trade shows.  To assist Distributor in advertising, promotion and training for the sale of the Products, Roxio agrees to reimburse certain qualified expenses incurred by Distributor for advertising, promotion and trade shows, all subject to the terms and conditions determined by Roxio from time to time, in its sole discretion.

(b)           Prior to implementing any advertising program for which Distributor seeks approval and contribution, Distributor shall submit a written request to Roxio in a form reasonably acceptable to Roxio, together with a copy of the proposed advertisement.  Roxio shall, in its sole discretion, approve or reject the proposal within fifteen (15) working days after receipt thereof.  Any proposal not expressly approved by Roxio shall be deemed rejected.

(c)           Upon completion of an approved advertising program, Distributor shall submit the notices provided by Distributor and Roxio pursuant to Section 7.2(b) above; (ii) a copy of the original advertisement; and (iii) a copy of all invoices verifying the expenses.  Within thirty (30) days after receipt of the claim package, Roxio shall pay any authorized amounts to Distributor for all advertisements which meet all qualifications reasonably required by Roxio (including the requirement that the accounts be current in payment).  Roxio shall reimburse up to one hundred percent (100%) of the actual, certifiable, pre-authorized expenses (design, production, printing, medial charges, postage and the like) devoted to the Products, not to exceed the amount of available co-op advertising funds earned by and available to Distributor.  Reimbursement by Roxio is contingent upon Distributor’s compliance with (i) Roxio’s reasonable requirements; (ii) guidelines regarding use of Roxio’s Products and applications; and (iii) any other then current guidelines specifically intended to ensure that the Products are represented in the proper light.  Roxio shall not unreasonably withhold reimbursement from Distributor if Distributor complies with all the above requirements.

(d)           Co-funding by Roxio of trade shows and any other non-print advertising must be approved by Roxio prior to commitment of funds by Distributor.

8.           WARRANTY

8.1           Warranty.  Roxio warrants to Distributor only that (i) the Products shall comply with the specifications on the data sheet for such Product in effect when such Product is shipped; and (ii) the Products shall be free from defects in material and workmanship under normal use and service for the period specified for that specific hardware Product and ninety (90) days for software Products, from the date of shipment from Distributor to its customers.  Roxio warrants to Distributor’s reseller customers for ninety (90) days from the date of purchase of a specific Product that such Product shall be free from defects in material and workmanship under normal use and service.  Roxio will provide a warranty to Distributor’s end-users for Product as described in Roxio’s End User License Agreement accompanying such Product.  Roxio’s obligations under this warranty are limited, at its sole option, to (i) replacing; (ii) repairing; or (iii) giving credit for such Product, not to exceed the amount actually paid by Distributor.  The Product must be returned within the warranty period, to Roxio’s factory; in accordance with Roxio’s RMA policies, procedures and instructions, transportation charges prepaid, and such Product must be disclosed to Roxio’s satisfaction after examination to be covered by warranty.  If a Product is defective, Roxio shall use commercially reasonable efforts to repair, replace or give credit for such defective Product within a reasonable period of time following Roxio’s receipt of the Product and determination that the Product is covered by warranty.  The cost of returning repaired or replaced defective Products to Distributor shall be borne by Roxio.  Prior to returning any Product to Roxio, Distributor must request and obtain an RMA from Roxio and follow Roxio’s return shipment instructions.  This warranty shall not apply to any Products: (i) which have been repaired or altered except by Roxio; (ii) which have been subject to misuse, negligence or accident; (iii) which have not been maintained in accordance with handling or operating instructions supplied by Roxio; or (iv) which are not returned in accordance with Roxio’s RMA’s policies, procedures and instructions.  Products which have either been repaired or replaced by Roxio under this warranty shall carry a warranty of ninety (90) days from shipment or the balance of the original warranty period, whichever is greater.

8.2           No Customer Warranty.  Except as specifically permitted in Section 8.1, the warranty set forth in Section 8.1 above is made to Distributor only and may not be passed on to Distributor’s customers.  Distributor agrees not to make any representation, promise, guarantee or warranty on Roxio’s behalf.  Distributor further agrees that it has no authority to assume or create any obligation on Roxio’s behalf, expressed or implied, regarding Roxio’s products or otherwise.  Except with respect to the warranty provided to customers by Roxio as set forth in Section 8.1, Distributor shall otherwise be solely responsible for any warranties or service obligations for the Products that Distributor makes or provides to its customers.

8.3           Warranty Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, ALL PRODUCTS PROVIDED HEREUNDER ARE PROVIDED “AS IS” AND ROXIO MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR NONINFRINGEMENT.  FURTHER, ROXIO DOES NOT WARRANT RESULTS OF USE OR THAT ANY SOFTWARE PRODUCT IS BUG FREE OR THAT ITS USE WILL BE UNINTERRUPTED.

9.           LIMITATION OF LIABILITY

9.1           Limitation.  EXCEPT FOR A BREACH OF SECTION 11.2, IN NO EVENT SHALL EITHER APRTY BE LIABLE OR OBLIGATED WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABIITY OR OTHER LEGAL OR EQUITABLE THEORY (I) FOR ANY COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, SERVICES OR RIGHTS;; (II) FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES; OR (III) FOR INTERRUPTION OF USE OR LOSS OR CORRUPTION OF DATA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL ROXIO BE LIABLE OR OBLIGATED FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE FEES PAID TO IT HEREUNDER WITH RESPECT TO THE APPLICABLE PRODUCTS.

9.2          Force Majeure.  Except for the payment of any monies due under this Agreement, nonperformance of either party shall be excused, and any performance date shall be extended, to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restriction, breakdown of machinery, failure or delay of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the nonperforming party.

9.3          Termination.  In the event termination by either party in accordance with any of the provisions of the Agreement, except as specified in this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Roxio or Distributor.

10.          INDEMNITY

10.1        Distributor.  Distributor shall be solely responsible for, and shall indemnify, defend and hold Roxio free and harmless from, any and all claims, damages or lawsuits (including Roxio’s attorneys’ fees) arising out of Distributor’s breach of Sections 8.2 or 11.2.

10.2        Patent and Copyright Indemnity.

(a)           Roxio agrees to defend, or at Roxio’s option settle, at Roxio’s own expense and under Roxio’s sole control, any claim, suit or proceeding brought against Distributor on the issue of infringement of any United States patent, copyright or trademark, or the misappropriation of a trade secret, by a Product purchased by Distributor hereunder, subject to the limitations herein.  Roxio shall pay any final judgment entered in such action.  Roxio shall be relieved of the foregoing obligations unless Distributor (i) notifies Roxio promptly in writing of such claim, suit or proceeding; and (ii) gives Roxio information and assistance to settle or defend any such claim.  If a Product, or any part thereof, are finally adjudicatively determined to be, or in Roxio’s sole opinion may become, the subject of any claim, suit or proceeding for infringement of any United States patent, copyright, trademark, or misappropriation of a trade secret, or if the sale or use of the Product, or any part thereof, is enjoined, then Roxio may, at Roxio’s option and expense:  (i) procure for Distributor and its customers the right to sell or use the Product, or such part thereof, under such patent, copyright, trademark or the misappropriation of a trade secret; or (ii) replace the Product, or part thereof, with other suitable Product or part; or (iii) suitably modify the Product, or part thereof; or (iv) if the use of the Product, or part thereof, is prevented by injunction, accept the return of the Product, or part thereof, and refund the Price paid therefor by Distributor, less a reasonable sum for use and damage Roxio shall not be liable for any costs or expenses incurred without its prior written authorization.

(b)           Notwithstanding the provisions of Section 10.2 above, Roxio assumes no liability for (i) infringement of patent claims covering completed equipment or any assembly, circuit, combination, method or process in which any of the Products may be used but not covering a Product standing alone; (ii) any trademark infringements involving any marking or branding not applied by Roxio, or involving any marking or branding applied at the request of Distributor; or (iii) the modification of a Product, or any part thereof, unless such modification was made by Roxio.

(c)           The foregoing provisions of this Section 10 state the entire liability and obligations of Roxio and the exclusive remedy of Distributor with respect to any alleged patent, copyright, trademark infringement or misappropriation of a trade secret by the Products or any part thereof.

11.          PROPRIETARY OWNERSHIP RIGHTS

11.1        Property Rights.  Distributor agrees that Roxio owns all right, title, and interest in the intellectual property rights related to the Products, including, without limitation, all patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products.  The use by Distributor of any of these property rights is authorized only for the purposes and to the extent expressly set forth in this Agreement, and upon termination of this Agreement for any reason such authorization shall cease.

11.2        Sale Conveys no Right to Manufacture or Copy.  The Products are licensed by Roxio subject in each case to the condition that such license does not convey a license, expressly or by implication, to manufacture, duplicate or otherwise reproduce any of the Products.  To the maximum extent permitted by applicable law, Distributor agrees that it shall not: (i) alter, reverse engineer, decompile or disassemble the Products or otherwise attempt to discover any source code or underlying ideas or algorithms of any Products; (ii) reproduce any components of the Products without Roxio’s prior written consent, (iii) modify, translate, or otherwise create derivative works of any Product or Product packaging, (iv) distribute any Product without Roxio’s end-user license agreement included by Roxio with such Product, or (v) remove, alter, cover, or obscure any notice or mark that appears on a Product or Product packaging.  Distributor may only distribute Products to customers that it has entered into written agreement with, which contain restrictions substantially similar to terms set forth in this Section 11.2 and shall take appropriate steps to assure compliance with the restrictions contained in this Section 11.2.

11.3        Software License.  The software Products, or software (if any) provided with a Product, are not sold, but are licensed to Distributor for redistribution and are subject to a license on the terms included with such Product.  Specifically, Products are subject to a break-the-seal (“shrinkwrap”) or downloadable (“click-thru”) end user license agreement.  By their terms, such end-user license agreements prohibit unauthorized copying.  Distributor agrees to abide by these license agreements, to inform its customers of them, and to actively pursue correction of known breaches by any of its customers.  Violation of Roxio’s license agreements by Distributor or Distributor’s customers may result in termination of this Agreement.  All references to sales or purchases of the software Products herein shall mean a license.

11.4        OEM Agreements.  Distributor is not authorized to enter into or negotiate OEM license agreements on behalf of Roxio.

12.          TRADEMARKS AND TRADE NAMES

12.1        Use.  During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an Authorized Distributor of Roxio Products, as and to the extent set forth in this Agreement and to advertise such Products under the trademarks, service marks, and trade names that Roxio may adopt from time to time which are owned exclusively by Roxio (“Roxio Trademarks”).  Roxio Trademarks are not deemed to include any third party marks, regardless of whether used by Roxio in connection with the Products.

12.2        Limitations.  Distributor shall not alter or remove any Roxio Trademarks applied to the Products by Roxio.  Nothing herein shall grant to Distributor any right, title or interest in Roxio Trademarks.  At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge Roxio Trademarks or the registration thereof, or attempt to register any trademarks, service marks or trade names confusingly similar to the Roxio Trademarks, in any language.

12.3        Approval of Representations.  All representation of Roxio Trademarks that Distributor intends to use shall first be submitted to Roxio for approval (which shall not be unreasonably withheld) of design, color, and other details which are not exact copies of those used by Roxio.  If any Roxio Trademarks is to be used in conjunction with another trademark on or in relation to the Products, then the Roxio Trademark shall be presented equally legibly, equally prominently, and/or of greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

13.         CONFIDENTIALITY

13.1        Confidential Information.  The software (if any) provided with the Product, in object code form is not considered Confidential Information.  Roxio’s proprietary information in it’s products, technical data, or know-how relating to the software, shall be considered Confidential Information of Roxio and shall be governed by that certain Mutual Non-Disclosure Agreement signed by the parties on March 22, 2002, and attached hereto as Exhibit D.

14.          TERMINATION

14.1        Termination for Convenience.  This Agreement may be terminated by either party for any or no reason by giving the other party written notice ninety (90) days in advance.

14.2        Termination for Cause.  If either party defaults in the performance of any material provision of this Agreement, then the nondefaulting party may give notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement shall be terminated.  If the nondefaulting party gives such notice and the default is not cured, then the Agreement automatically shall terminate at the end of that period.

14.3        Termination for Insolvency.  This Agreement shall terminate, without notice, (i) upon the institution by or against Distributor of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Distributor’s debts; (ii) upon Distributor’s making a general assignment for the benefit of creditors; or (iii) upon Distributor’s dissolution.

14.4        Orders for Distributor Accounts; Termination Effect.  In the event of the termination of this Agreement, all orders received and accepted by Roxio as of the effective date of such termination shall be reviewed for cancellation or confirmation by Distributor, which action must be communicated in writing to Roxio within ten (10) days of the effective date of termination.  Unless this Agreement is terminated by Roxio under Section 14.2, Roxio shall accept orders from Distributor for additional Products which Distributor is contractually obligated to furnish to its customers and does not have in its inventory, provided Distributor notifies Roxio of any and all such transactions in writing within thirty (30) days after the termination date.  Not withstanding the foregoing, Roxio shall not be required to deliver further Product to Distributor if this Agreement is terminated by Roxio under Section 14.2 or 14.3

14.5        Inventory; Termination Effect.  Unless this Agreement is terminated by Roxio under Section 14.2, at Distributor’s option, exercised in writing within thirty (30) days after such termination date, Roxio shall repurchase Products remaining in Distributor’s inventory in excess of that required to meet Distributor’s contractual obligations existing at the time of the termination.

14.6        Return of Materials.  Within thirty (30) days after termination of this Agreement, Distributor shall prepare all items in its possession which were provided by Roxio for shipment to Roxio, as Roxio may direct, at Roxio’s expense.  Distributor shall not make or retain any copies of any Confidential Information which may have been entrusted to it.  Effective upon the termination of this Agreement, Distributor shall cease to use all trademarks, service marks, and trade names of Roxio.

14.7        Survival of Certain Terms.  The provisions of Sections 2.2, 3.4, 3.5, 3.6, 4.3, 4.5, 4.6, 5.3, 5.4, 5.5, 5.6, 8, 9, 10, 11, 12.2, 13, and the relevant portions of Sections 14 and 15 shall survive the termination of this Agreement for any reason.  Any payment obligations of the parties shall cease upon termination of this Agreement.

14.8        Remedies.  Neither party shall be liable to the other in any manner on account of the termination of this Agreement.  Both Distributor and Roxio are aware of the possibility of expenditures necessary in preparing for performance hereunder and the possible losses and damages which may occur to each in the event of termination.  Violation of obligations under this Agreement may cause irreparable harm and damage which may not be recovered at law, and remedies for breach of this Agreement may be in equity through injunctive relief.

15.          MISCELLANEOUS

15.1        Governing Law.  This Agreement shall be governed in all respects by the substantive laws of the State of California, The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement.

15.2        Attorneys’ Fees.  In the event of any litigation or arbitration by the parties under this Agreement, the prevailing party shall be entitled to costs and reasonable attorneys’ fees.

15.3        Assignment.  Distributor shall not assign or otherwise transfer any of its rights, obligations or licenses hereunder without the prior written consent of Roxio, including any assignment by operation of law as a result of the merger or acquisition of Distributor.  Distributor will not transfer, pledge, or assign this Agreement, or any part thereof or interest therein, or any commissions or compensation due to it hereunder, without first obtaining in each instance the written consent of Roxio.  Roxio may assign this Agreement to any successor, in interest to its business and goodwill as they relate to the Products covered hereby.  Subject to the foregoing, the provisions of this Agreement shall apply to and bind the successors and permitted assigns of the parties.

15.4        Waiver.  Failure by any party to enforce any of its rights under this Agreement shall not be deemed a waiver of any right which that party has under this Agreement.

15.5        Amendment.  This Agreement shall not be amended, altered or changed except by written agreement signed by authorized representatives of both parties.

15.6        Allocation of Risk.  The parties acknowledge and affirm that the provisions in this Agreement regarding warranties, indemnity, disclaimer, limitation of liability and damage limitation allocate risk between the parties.  This allocation is reflected in the terms hereof, including pricing, and is an essential element of the basis of the bargain between the parties.

15.7        Export Control.

(a)           Representations.  Distributor agrees to comply strictly and fully with all export controls imposed on the Products by any country or organization in whose jurisdiction Distributor operates or does business.  Distributor shall not knowingly, export or reexport any Product to any country prohibited under United States Export Administration Regulations, without first obtaining a valid license to so export or reexport the Products.

(b)           Responsibility.  All export permits, import certificates, insurance, duty, customers clearance charges and/or licenses and related costs shall be Distributor’s responsibility.

(c)           Regulations.  Because Roxio is subject to the United States Foreign Assets Control Regulations, Transaction Control Regulations and other United States export regulations, specifically without limitation to the above, Distributor will not directly or indirectly initiate or take part in any act which may constitute a violation of such laws or regulations.  Distributor also agrees to assist Roxio in every way in assuring compliance with such laws or regulations.

15.8        Foreign Corrupt Practices Act.  Roxio is subject to the Foreign Corrupt Practices Act (Public Law 95 213), which among other things, generally makes it illegal for Roxio, or any agent of Roxio, to pay, promise to pay or authorize the payment of any money or offer, gift, or promise to give or authorize the giving of anything of value to any foreign political candidate, or to any person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised directly or indirectly to any foreign official, to any foreign political party, or to any candidate for foreign political office for any of the purposes described in the act.  Distributor shall not do any act or thing which shall be a violation of said law and further agrees to cooperate with Roxio in assuring that Roxio and Distributor are in full compliance with such law and regulations issued thereunder including any and all reporting requirements.

15.9        Controlling Document.  All purchase orders for the Products shall be governed by this Agreement.  Any additional, inconsistent or conflicting clauses in any order, release, acceptance or other written correspondence between the parties shall be considered null and void, unless expressly executed by duly authorized representatives of both parties.

15.10      Notices.  All notices, requests, consents and other communications hereunder shall be in writing and delivered personally, by a recognized international courier (e.g., Federal Express, DHL) or by facsimile (with facsimiles to be promptly confirmed in writing).  All such written communications delivered by mail shall be forwarded to the parties hereto at their respective addresses as set forth on the first page of this Agreement, subject to the right of either party to change its address by delivering written notice to the other.  Notices shall be deemed to be effective upon receipt.

15.11      Severability.  Should any provisions of the Agreement contravene any law or valid regulation of any government jurisdiction over the parties, then such provisions shall be automatically terminated and performance thereof by the parties waived, and all other provisions of this Agreement shall continue in full force an effect.

15.12      Entire Agreement.  This Agreement (including the exhibits attached hereto) reflects the entire agreement of the parties regarding the subject matter hereof, and supersedes all prior agreements between the parties, whether written or oral.  This Agreement is executed in the English language.

15.13      Counterparts.  This Agreement may be executed in counterparts, each of which constitutes an original, and together which constitute the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives, effective as of the date first set forth above.

ROXIO, INC.		NAVARRE, INC.

By:	/s/ Elliot Carpenter	By:	/s/ James Gilbertson

Title: Chief Financial Officer		Title: Chief Financial Officer

Effective Date: April 4, 2002		Effective Date: March 28, 2002

EXHIBIT A

PRODUCTS AND SERVICES

All standard Roxio products included on monthly distributor price list.

EXHIBIT B

TERRITORY

The Americas to include the United States, Canada and Latin America.

EXHIBIT C

DISTRIBUTOR’S CUSTOMERS

[***]3

3 [***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

EXHIBIT D

MUTUAL NONDISCLOSURE AGREEMENT

(to be attached)

MUTUAL NONDISCLOSURE AGREEMENT

Each undersigned party (the “Receiving Party”) understands that the other party (the “Disclosing Party”) has disclosed or may disclose information relating to Roxio Products and business or to the Disclosing Party’s business (including, without limitation, computer programs, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information), which to the extent previously, presently, or subsequently disclosed to the Receiving Party is hereinafter referred to as “Proprietary Information” of the Disclosing Party.

In consideration of the parties’ discussions and any access of the Receiving Party to Proprietary Information of the Disclosing Party, the Receiving Party hereby agrees as follows:

1.           The Receiving Party agrees (i) to hold the Disclosing Party’s Proprietary Information in confidence and to take reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its confidential materials), (ii) not to divulge any such Proprietary Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of such Proprietary Information except to evaluate internally its relationship with the Disclosing Party, (iv) not to copy or reverse engineer any such Proprietary Information and (v) not to export or reexport (within the meaning of U.S. or other export control laws or regulations) any such Proprietary Information or product thereof. Without granting any right or license, the Disclosing Party agrees that the foregoing shall not apply with respect to any information after five years following the disclosure thereof or any information that the Receiving Party can document (i) is or becomes (through no improper action or inaction by the Receiving Party or any affiliate, agent, consultant or employee) generally available to the public, or (ii) was in its possession or known by it without restriction prior to receipt from the Disclosing Party, or (iii) was rightfully disclosed to it by a third party without restriction, or (iv) was independently developed without use of any Proprietary Information of the Disclosing Party by employees of the Receiving Party who have had no access to such information. The Receiving Party may make disclosures required by law or court order provided the Receiving Party uses diligent reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and has allowed the Disclosing Party to participate in the proceeding.

2.           Immediately upon a request by the Disclosing Party at any time the Receiving Party will turn over to the Disclosing Party all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof. The Receiving Party understands that nothing herein (i) requires the disclosure of any Proprietary Information of the Disclosing Party or (ii) requires the Disclosing Party to proceed with any transaction or relationship.

3.           This Agreement applies only to disclosures made before the first anniversary of this Agreement. The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief, without the requirement of posting a bond, in addition to whatever remedies it might have at law. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. This Agreement shall be governed by the law of the State of California without regard to the conflicts of law provisions thereof. This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof. The prevailing party in any action to enforce this Agreement shall be entitled to costs and attorneys’ fees. No waiver or modification of this Agreement will be binding upon a party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right will be deemed a waiver.

March 28, 2002

ROXIO, INC.

By:	/s/ Elliot Carpenter

NAVARRE, INC.

By:	/s/ Richard Vick